As filed with the Securities and Exchange Commission on January 26, 2007

Registration No. 333-135394

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NTR ACQUISITION CO.

(Exact name of registrant as specified in its charter)

Delaware	6770	13-4335685
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

NTR Acquisition Co.

100 Mill Plain Road, Suite 320

Danbury, CT 06811

(203) 546-3437

Fax: (203) 546-3523

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mario E. Rodriguez

Chief Executive Officer

NTR Acquisition Co.

100 Mill Plain Road, Suite 320

Danbury, CT 06811

(203) 546-3437

Fax: (203) 546-3523

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond B. Check, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York, New York 10006 (212) 225-2000 Fax: (212) 225-3999	Deanna Kirkpatrick, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4135 Fax: (212) 450-3135

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $0.001 par value, and one Warrant (2)	28,750,000 Units	$10.00	$287,500,000	$30,762.50(3)
Common Stock included in the Units (2)	28,750,000 Shares	—	—	—(4)
Warrants included in Units (2)	28,750,000 Warrants	—	—	—(4)
Total			$287,500,000	$30,762.50

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 3,750,000 Units, consisting of 3,750,000 shares of Common Stock and 3,750,000 Warrants, which may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(3)	Previously paid.
(4)	No fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

NTR Acquisition Co. is filing this amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-135394) solely for the purpose of filing exhibits 1.1, 3.1, 4.1, 4.3, 4.4, 4.7, 5.1, 10.1, 10.3, 10.5, 10.6, 10.7, 10.8 and 23.2 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to “the company,” “the Registrant,” “we,” “us,” “our” and similar expressions in this Part II refer to NTR Acquisition Co.

Item 13. Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and the initial trustee’s fee.

SEC registration fee	$31,000
NASD filing fee	30,000
American Stock Exchange application and listing fees	70,000
Trustee’s fee	3,000
Warrant agent fee and closing costs (1)	6,000
Accounting fees and expenses	70,000
Legal fees and expenses	670,000
Printing and engraving expenses	60,000
Miscellaneous	35,000

Total	$975,000

(1)	In addition to the fees that are charged by American Stock Transfer & Trust Company as trustee and warrant agent, the Registrant will be required to pay to American Stock Transfer & Trust Company aggregate annual fees of $9,000 for acting as transfer agent of the Registrant’s securities.

Item 14. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation that will be in effect upon the completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered or will enter into contractual indemnity agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

We have agreed to indemnify the several underwriters against specific liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

On June 20, 2006, NTR Partners LLC purchased 7,812,500 shares of our common stock and 4.25 million warrants to purchase shares of our common stock (comprising 2.5 million initial founders’ warrants and 1.75 million performance warrants) for a purchase price of $2,525,000. On December 15, 2006, we reacquired for nominal consideration 1,562,500 of those shares for retirement as well as all 1,750,000 million of the performance warrants for cancellation.

This sale was deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. In the transaction, the purchaser represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing the securities issued in the transaction.

Immediately prior to the issuance and sale of the securities in this offering, NTR Partners LLC, our director Mr. Ortale, Sewanee Partners III, L.P. (affiliated with Mr. Ortale), Hendricks Family LLLP (affiliated with our director Mrs. Hendricks), Gilliam Enterprises LLC (affiliated with our Chairman Mr. Gilliam) and our director Mr. Quarles will collectively purchase 3,350,000 warrants directly from us at a price of $1.00 per warrant for an aggregate purchase price of $3.35 million in a private placement.

This sale of warrants will also be deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. In the transaction, we will require each purchaser to represent its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends will be affixed to the instruments representing the securities to be issued in the transaction.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1†	Form of Underwriting Agreement

3.1†	Form of Second Amended and Restated Certificate of Incorporation

3.2††	Form of Amended and Restated Bylaws

4.1†	Specimen Unit Certificate

4.2††	Specimen Common Stock Certificate

4.3†	Form of Amended and Restated Warrant Agreement between the Registrant and American Stock Transfer & Trust Company

4.4†	Form of Founders’ Warrant Certificate (included in Exhibit 4.3)

4.7†	Form of Warrant Certificate for Public Warrants (included in Exhibit 4.3)

5.1†	Opinion of Cleary Gottlieb Steen & Hamilton LLP

10.1†	Form of Letter Agreement between the Registrant and founding shareholders other than directors and officers

10.3†	Form of Letter Agreement between the Registrant and each director and officer

10.4††	Initial Founders’ Securities Purchase Agreement, dated as of June 20, 2006, between the Registrant and NTR Partners LLC

10.5†	Form of Registration Rights Agreement among the Registrant, NTR Partners LLC and the persons named therein

10.6†	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.7†	Form of Investment Management Trust Agreement by and between the Registrant and American Stock Transfer & Trust Company

10.8†	Form of Additional Founders’ Warrant Purchase Agreement

14††	Form of Code of Conduct and Ethics

23.1††	Consent of KPMG LLP

23.2†	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)

24.1††	Power of Attorney

99.1††	Form of Charter of Audit Committee

99.2††	Form of Charter of Governance and Nominating Committee

†	Filed herewith
††	Previously filed.

(b) No financial statement schedules are required to be filed with this Registration Statement.

Item 17. Undertakings.

(a) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of January, 2007.

NTR Acquisition Co.

By:	/S/ MARIO E. RODRIGUEZ
Mario E. Rodriguez
Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARIO E. RODRIGUEZ Mario E. Rodriguez	Director and Chief Executive Officer	January 26, 2007

/S/ * D. Duane Gilliam	Chairman of the Board of Directors	January 26, 2007

/S/ * William E. Hantke	Vice Chairman of the Board of Directors and Principal Financial Officer	January 26, 2007

/S/ * Henry M. Kuchta	Director, President and Chief Operating Officer	January 26, 2007

/S/ * Maureen A. Hendricks	Director	January 26, 2007

/S/ * Buford H. Ortale	Director	January 26, 2007

/S/ * Randal K. Quarles	Director	January 26, 2007

*By: /s/ MARIO E. RODRIGUEZ Mario E. Rodriguez, Attorney-In-Fact